Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 22nd day of July, 2011 by and between Brenham Dyess Field, LLC (“Purchaser”) and Douglas R. Pedrie, Davis Pedrie Associates, LLC and Energex Oil, Inc. (each a “Seller” and collectively, the “Sellers”). Purchaser and Sellers are sometimes individually referred to in this Agreement as a “Party,” or collectively as the “Parties.”

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

WHEREAS, the Sellers are the owners of certain interests in the Dyess Field near Abilene, Texas; and

WHEREAS, Sellers wish to sell and Purchaser wishes to purchase the Dyess Field interests; now therefore:

1. Authorization; Definitions; Purchase and Sale of Interest

1.1 Authorization. Sellers have authorized the sale of properties described on Exhibit “A.” Purchasers are purchasing a 75% NRI in the subject properties on Exhibit “A”. Any and all interest that may be owned by Sellers over and above 75% net revenue interest is to be retained by Sellers as an overriding royalty interest to be conveyed as an override at closing. The following definitions are used in the Agreement:

(a) “AFE” means Authority or Authorization for Expenditure.

(b) “Agreement” means this Purchase and Sale Agreement and all Exhibits and Schedules to this Purchase and Sale Agreement and any assignments or bills of sale required at the Closing.

(c) “Effective Date” means the day of the Closing at 7:00 a.m. Central Time.

(d) “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq. and all Laws of any Governmental Authority having jurisdiction over any of the Interests addressing pollution or protection of the environment and all amendments to such Laws.

(e) “Final Settlement Statement” means that statement prepared after the Closing, and which the Parties will utilize in computing adjustments to the Purchase Price, all as described below.

(f) “Governmental Authority” means any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or governmental tribunal, including, without limitation, any tribal authority having jurisdiction.

(g) “Imbalance” means (a) any imbalance at the wellhead between the amount of hydrocarbons produced from a well and allocable to the interests of Sellers therein and the shares of production from the relevant well to which Sellers are entitled and (b) any marketing imbalance between the quantity of hydrocarbons required to be delivered by Sellers under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of hydrocarbons and the quantity of hydrocarbons actually delivered by Sellers pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

(h) “Income Taxes” means all taxes, assessments, levies or other charges, including any interest, penalties and additions thereto which are imposed upon a Party (whether disputed or not), and

a. which are based or assessed upon a Party’s capital, income or receipts, including, without limitation, federal, state, local or foreign income, franchise and gross receipts Taxes assessed by a Governmental Authority (but only to the extent the same are assessed upon income or receipts), and

b. any payroll taxes, capital taxes or withholding taxes, or any other taxes, assessments, levies or other charges which are imposed by a Governmental Authority other than Property Taxes or Severance Taxes.

(i) “Interests” means:

(1) All of Sellers’ interest in the Leases up to a maximum NRI of 75% and all of the Sellers’ undivided interest in the estates created by the Leases, and the units covered thereby or created pursuant thereto, and described in the Property Schedule, together with all of Sellers’ undivided interest in petroleum in storage on the Leases as of the Effective Date, accounts payable for petroleum, rights to claims, personal property, fixtures and improvements (including, without limitation, any gas processing plants, casinghead gas plants, water processing facilities, or other on or off-lease processing plants) now located on the Leases or units, or appurtenant thereto or used or obtained for use in connection therewith or with the production or treating of hydrocarbons produced or attributable to the Leases or units (the “Equipment”);

(2) All of Sellers’s interests, rights, duties and obligations arising from or attributable to those contracts, farmout agreements, farm-in agreements, sales contracts, processing contracts or other contracts related to the Interests, the Equipment, the Leases, the units or the Lands, together with all of Sellers’ interest in and to all other contracts, licenses, permits and easements related to the Lands, the units and the Leases, whether similar or dissimilar to the foregoing, including, without limitation, all easements, rights of way, servitudes, access rights or other agreements (the “Contracts”).

(j) “Lands” means the lands described in or covered by the Leases, or by units, whether voluntary or created pursuant to an order, which contain any or part of the Leases.

(k) “Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including, without limitation, Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

(l) “Leases” means the Oil and Gas Leases described in the Property Schedule (Exhibit A).

(m) “NRI” means that share of production, expressed as decimal, percentage or fraction which Sellers are entitled to receive by virtue of its ownership of an Interest.

(n) “Oil and Gas Leases” means and includes, in addition to oil and gas leases, oil, gas and mineral leases, oil, gas and sulphur leases, other mineral leases, co-lessors’ agreements, lease ratifications and sub-leases, as appropriate.

(o) “Permitted Encumbrances” means those overriding royalties in excess of 75% NRI being conveyed to Purchaser.

(p) “Property Schedule” means the instrument annexed to this Agreement as Exhibit A to this Agreement, completed as required in other portions of this Agreement.

(q) “Property Taxes” means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon the Interests, including, without limitation, ad valorem, property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

(r) “Records” means all books, records and files to the extent relating to the Interests, in written, electronic or other formats, including, without limitation, all Contracts and all title, division order information, Tax (excluding Income Tax), financial, production, well records, environmental, safety records and information, third party licenses (to the extent transferable without payment of fees or penalties except as may be agreed to be paid by Purchaser).

(s) “Severance Taxes” means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the Interests, including, without limitation, excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

(t) “Taxes” means, collectively, Income Taxes, Property Taxes and Severance Taxes.

(u) “WI” means that share of costs, expressed as decimal, percentage or fraction which Sellers is obligated to bear by virtue of its ownership of an Interest.

1.2 Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers on the Effective Date the Interests at the Closing.

1.3 The Closing. The closing of the purchase and sale of the Interests will take place at such place as the Parties shall mutually agree on or before seven days after the last of the Conditions to Closing set forth in Sections 4 and 5 below has been satisfied at 11 a.m. CST (the “Closing”) or on such other day and time and location as the Parties may mutually agree to.

1.4 Deliveries.

(a) No later than August 15, 2011, Sellers shall have completed the assignment of all of the interests to the Buyer.

(b) Sellers shall sell and the Purchaser shall purchase the Interests with the consideration for the Interests as follows:

(1) the Purchaser shall deliver to the Seller 2 million shares of the common stock of Brenham Oil & Gas Corp. restricted only in accordance with United States securities laws and regulations (the “Consideration”);

(2) any and all interest that may be owned by Sellers over and above 75% net revenue interest is to be retained by Sellers as an overriding royalty interest to be conveyed as an override at closing; and

(3) the Purchaser shall deliver Board Resolutions appointing Doug Pedrie to the Company’s Board of Directors.

Upon the conclusion of the assignments of the Interests, the Consideration above shall be paid to the Sellers and the Closing shall be deemed to have occurred.

(c) After the Closing, if the Interests achieve daily production averaging 50 barrels of oil per day over a three month period, then Pedrie shall then be issued an additional 2 million shares of the common stock of Brenham Oil & Gas Corp restricted only in accordance with United States securities laws and regulations as a success bonus.

2. Representations and Warranties of the Sellers. In order to induce the Purchaser to enter into this Agreement and to purchase the Interests hereunder, the Sellers hereby represent and warrant to the Purchaser, as of the date hereof, and at the Closing as follows:

2.1 Energex Oil, Inc. is duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite and necessary powers to carry on its business as now conducted and is authorized to hold title to the Interests.

2.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or conditions of, nor constitute a default under, the governing documents of any of the Sellers.

2.3 No approvals, consents or authorizations to the execution, delivery and performance of this Agreement and the transactions contemplated hereby are required by any owner of Sellers or by any party not a Party to this Agreement, or, which if required, have not been obtained.

2.4 Except as disclosed on Schedule 2.4, there are no preferential rights to purchase, options to purchase, areas of mutual interest agreements, consents to assign or confidentiality agreements affecting the Interests.

2.5 There are no audit claims, demand letters, offset, development or drainage letters or claims asserted by any third party (including, but not limited to, a lessor under any of the Leases) or Governmental Authority against Sellers in respect of the Interests nor are there any suits, actions, claims, investigations, audits, inquiries or proceedings pending (or, to the best of Sellers’s knowledge, threatened) against Sellers in respect of Taxes, governmental charges, duties or assessments, nor are there any matters under discussion with any Governmental Authority relating to Taxes, governmental charges, duties, assessments or requirements for refunds or penalties or any claims for additional Taxes, governmental charges, duties, assessments or refunds or penalties asserted by any Governmental Authority affecting the Interests.

2.6 To the best of Sellers’s knowledge, all Taxes, delay rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due with respect to the Interests, which are payable by Sellers have been properly and correctly paid, and to Sellers’s knowledge, if payable by third parties, have been properly and correctly paid.

2.7 The information provided by Sellers in respect of the undivided ownerships in and to each well, Lease, royalty interest, overriding royalty interest or other interest in and to production set forth in the Property Schedule, to the best of Sellers’s knowledge, (a) entitles it to receive a share of the oil, gas and other hydrocarbons from each Lease, unit or well not less than the NRI share set forth in the Property Schedule, as applicable, and (b) causes it to be obligated to bear a share of the cost of operation of each Lease, unit or well not greater than the WI share set forth in the Property Schedule and the respective NRI’s and WI’s are not subject to change. In respect of the Interests, there are no non-consent operations being conducted as of the date hereof, and Sellers are not a non-consenting party to any operation, nor is it bearing any share of any other party’s non-consent election.

2.8 Neither Sellers nor its predecessors in name have granted any mortgage, deed of trust or similar interest encumbering the Interests.

2.9 Each of the Sellers has good and valid title to the Interests, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Upon delivery, good and valid title to the Interests shall pass to Purchaser, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Other than this Agreement, there are no contractual arrangements of any kind giving any person a right to receive any benefits or rights in the Interests, including, without limitation royalties and profit interests. All related agreements to the Interests are each in full force and effect, and neither Seller not any other Person is in default thereunder. At the Closing, the Purchaser shall own the Interests free and clear of any liens, mortgages, security interests, charges, pledges, royalties profit interests, or other encumbrances or ownership rights of third Persons of any kind or character, and such interest is not subject to dilution of any kind, including, without limitation by exercise of any back-in rights.

2.10 To the best of Sellers’s knowledge, there are no Imbalances affecting the Interests. There has been no (a) loss, destruction or damage to any material property of the Interests, whether or not insured, (b) labor trouble involving the Interests or any material change in any of related personnel or the terms and conditions of employment, (c) waiver of any valuable right, (d) acquisition or disposition of any assets in the Interests (or any contract or arrangement therefor) in excess of U.S. $5,000 or any other material transaction other than in the ordinary course of business, or (e) material adverse change in the condition, financial or otherwise, of the Interests’ assets, liabilities, properties, business, operations, or prospects (a “Material Adverse Change”).

2.11 The Interests are not subject to any Income Tax partnerships, other than to the extent that the Interests are currently owned by Sellers.

2.12 Neither of the Sellers is bound by any futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons to be produced from the Interests, which would prevent the sale and transfer of the Interests to Purchaser free of such obligations.

2.13 No third party has any call upon, option to purchase or similar right to purchase any portion of the hydrocarbons from the Interests at any price which is less than fair market value or the posted price of a purchaser.

2.14 The Interests do not have any accrued or contingent liability in excess of U.S. $10,000 arising out of any transaction or state of facts existing on or prior to the date hereof.

2.15 The Sellers have provided to Purchaser all Records of which Sellers has knowledge, and has not withheld any of the Records which would affect a reasonable person’s assessment of the value of the Interests.

2.16 None of Sellers is in default (a) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which it is a party or (b) with respect to any order, writ, injunction or decree of any court or other governmental department, commission, board, bureau, agency or instrumentality, that names any of the Interests. To the best of the Seller’s knowledge, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default by Seller under any of the foregoing. To the best of the Seller’s knowledge, no third party is in default under any agreement, contract or other instrument, document, or agreement to which related to the Interests.

2.17 All necessary franchises, permits, licenses and other rights and privileges necessary to permit the petroleum operations on the Interests are in place.

2.18 This Agreement and all documents furnished contemporaneously herewith, and each other agreement, document, certificate or written statement furnished or to be furnished to the Purchaser through the Closing by or on behalf of the Sellers in connection with the transaction, do not contain any untrue statement of a material fact or, when taken as a whole, omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

2.19 Seller has paid all costs and expenses relating to the operation and development of the Interests except those for which it has not yet received an invoice and those for which an invoice has been received no longer than thirty (30) days prior to the date of this Agreement or the Closing, as the case may be.

2.20 Sellers have been in compliance in all respects with all applicable Laws and Environmental Laws and there are no environmental claims pending or, to the knowledge of Sellers, threatened against Sellers.

2.21 Neither of the Sellers nor any relatives or Affiliates or other companies that they may own any direct or indirect interest in (herein, a “Related Party”) is a party to any agreement related to the Interests, including, without limitation, any contract, agreement or other arrangement providing for the purchase or rental of real or personal property from, or otherwise requiring payments to, any Related Party.

3. Representations and Warranties and other Agreements of the Purchaser.

Purchaser hereby represents and warrants as of the date hereof and at Closing that:

3.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite and necessary powers to carry on its business as now conducted and is authorized to hold title to the Interests.

3.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or conditions of, nor constitute a default under, the governing documents of Purchaser.

3.3 No approvals, consents or authorizations to the execution, delivery and performance of this Agreement and the transactions contemplated hereby are required by any partner of Purchaser or by any party not a Party to this Agreement, or, which if required, have not been obtained.

4. Conditions to the Purchaser’s Obligations at the Closing. The obligations of the Purchaser under Section 1 of this Agreement to purchase the Interests at the Closing are subject to the fulfillment on or before such Closing of each of the following conditions unless waived by the Purchaser:

4.1 Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in Section 2 shall be true and correct on and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

4.2 Consents. All authorizations, approvals, permits, or waivers, if any, of any governmental authority or regulatory body or any third party that are required in connection with the lawful sale of the Interests to the Purchaser pursuant to this Agreement shall have been duly obtained and shall be effective on and as of Closing.

4.3 Performance. The Sellers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before Closing.

4.4 Documents. Sellers shall execute, acknowledge and deliver to Purchaser, assignments and bills of sale, assignments of contract rights, conveyances, transfers, transfer orders, letters in lieu of transfer orders and bills of sale (collectively, the “Instruments of Conveyance”).

4.5 Resignation. Sellers shall resign as operator of any of the Interests which it operates. Sellers and Purchaser shall execute appropriate forms to provide for the change of operator to Purchaser for filing with the governmental authority having jurisdiction of the regulation of oil and gas operations, if applicable.

4.6 Delivery of Bills of Sale. Sellers shall execute and deliver to Purchaser a bill of sale specifically describing and conveying tangible personal property and equipment in the Interests, including, but not limited to, field equipment, pump jacks, tanks, casing, tubing, rods, pipes, pumps, electric lines, electric generators, timers, clocks, motors, and other personal property used in the operation of the Interests, excluding any motor vehicles and hand tools.

4.7 No Action. There shall be no outstanding judgment, order, injunction or decree issued by a governmental authority or arbitrator enjoining or restraining the consummation of the transactions contemplated by this Agreement.

5. Conditions to the Sellers’ Obligations at the Closing.

The obligations of the Sellers under Section 1 of this Agreement are subject to the fulfillment on or before Closing of each of the following conditions unless waived by the Sellers:

5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Payment of Purchase Price. The Purchaser shall have delivered payment of the Consideration for the Interests to be purchased by it at the Closing.

6. Taxes. All Property Taxes and Severance Taxes (including deductions, credits or refunds pertaining thereto) attributable to the ownership or operation of, or production and revenue from, the Interests prior to January 1, 2011 are Sellers’ responsibility, and shall be allocated to and paid by Sellers. Additionally, Sellers shall be responsible for Income Taxes imposed on Sellers to the extent they relate to any period, whether before, on or after the Effective Date, and all items of deduction, credit, loss or gain or refund pertaining to Income Taxes imposed on Sellers shall remain and belong to Sellers, no matter when received, assessed or paid. All Property Taxes and Severance Taxes (including deductions, credits or refunds pertaining thereto) attributable to the ownership or operation of, or production and revenue from, the Interests on and after the Effective Date (excluding Income Taxes imposed on Sellers whether before, on or after the Effective Date) are the responsibility of Purchaser, and shall be allocated to and paid by Purchaser. Additionally, Purchaser shall be responsible for Income Taxes imposed on Purchaser to the extent they relate to any period, whether before, on or after the Effective Date, and all items of deduction, credit, loss or gain or refund pertaining to Income Taxes imposed on Purchaser shall remain and belong to Purchaser, no matter when received, assessed or paid. Property Taxes will be prorated based on a percentage of the assessment period occurring before the Effective Date, and such prorated amount shall be deducted from the Consideration at Closing. Severance Taxes will be allocated by the Parties so that the Party which is entitled to the revenue from production shall bear the burden of the Severance Tax in respect thereto. Any Property Taxes or Severance Taxes allocated to the Sellers shall be deducted from the Consideration at the Closing.

7. Covenants of the Parties.

7.1 Access. Seller will provide electronic copies to Purchaser of all title and other material information relating to the Interests that is in Seller's possession and will cooperate with Purchaser in Purchaser's efforts to obtain, at Purchaser's expense, such additional information relating to the Interests as Purchaser may reasonably desire. Such material information shall include (i) title opinions and title status reports pertaining to the Interests; (ii) copies of the Leases, prior conveyances of the Interests, unitization, pooling, operating and other agreements, division and transfer orders, mortgages, deeds of trust, security agreements, financing statements and other encumbrances not discharged and affecting the title to or value of the Interests, and all other information contained in Seller's land and lease files relating to the Interests; (iii) records relating to the payment of rentals, royalties and other payments due under the Leases; (iv) records relating to the payment of ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests; (v) ownership maps, surveys, logs and seismic information relating to the Interests; (vi) copies of all orders, permits, leases, easements, licenses and agreements relating to the Interests; (viii) production and operational records relating to the Interests, including filings made with governmental regulatory agencies; (ix) inventories of personal property and fixtures included in the Interests; and (x) accounting records, engineering and technical data, and geological and geophysical data relating to the Interests. Seller shall cooperate with Purchaser in Purchaser's efforts to obtain, at Purchaser's expense, such additional title information as Purchaser may deem advisable. From the date hereof until the Closing, Seller will provide Purchaser with copies of all correspondence and records relating to the Interests as if it were an owner thereof.

7.2 Notification of Breaches. Until through the Closing, each Party shall notify the other Party promptly after it obtains actual knowledge that any representation or warranty of itself or the other Party contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by itself or any other Party prior to or on the Closing Date has not been so performed or observed in any material respect. If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement. Seller will use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Interests and the transactions contemplated by this Agreement and to ensure that as of the Closing Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of such transactions. Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Purchaser are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Purchaser are not within the control of Seller, Seller shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing Date.

7.3 Operation of Business. Except with the prior written consent of Purchaser, Seller will cause the Interests to be (i) produced, operated and maintained in a good and workmanlike manner consistent with prior practices and in such manner as to continue the Leases in effect according to their terms and will not abandon any portion of the operations of the interests, and will produce petroleum in substantially the same manner as Seller has heretofore and shall not introduce any new method of management, operation or accounting (ii) will not commit to any obligation reasonably anticipated to require future capital expenditures in excess of $10,000, or terminate, materially amend, execute or extend any of the Contracts, (iii) will maintain insurance coverage on in the amounts and of the types presently in force, (iv) will take no action that would cause a default under, or the termination of, any of the Contracts, (v) will maintain any governmental permits and approvals affecting the Interests, (vi) will not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Interests, (vii) if there is a casualty loss, Seller will repair at Seller’s cost and expense, any damage occasioned by said loss to the extent of making the property as useable and as functional as on the date of the execution hereof, and (viii) Sellers shall pay all current invoices prior to the Closing, and any unpaid invoices dated prior to the Effective Date shall be a deduction from the Consideration.

7.4 Post-Closing Adjustments. Within 120 days after the Closing, Purchaser shall have the option of submitting a Final Settlement Statement to the Sellers containing any adjustments to the Purchase Price which were not known to Purchaser at Closing, including the sale of petroleum after the Effective Date and invoices for expenses preceding the Effective Date. As soon as reasonably practicable thereafter, but in no event later than 30 days after the Final Settlement Statement has been received by Sellers, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. If the Parties fail to agree on the final adjustments within 30 days, the Sellers may submit a dispute. Any interest charges shall be assessed at an annual rate of 4% interest.

7.5 Original Records. As promptly as possible after the Closing, Purchaser may obtain originals of all the Records and remove the same.

7.6 Governmental Reviews. Seller and Purchaser shall each in a timely manner make (a) all required filings, if any, and prepare applications to and conduct negotiations, with each governmental authority as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby and (b) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

7.7. Survival. All covenants, agreements, representations and warranties of each Party under this Agreement shall survive the Closing. Except as specifically provided in the following portions of this Section 7.7, the liability of a Party for the breach of a covenant, agreement, representation or warranty under this Agreement shall expire two years from the Closing. The liability of both Parties for the breach of a covenant, agreement, representation or warranty under this Agreement relating to the payment (or non-payment) of a Party’s Income Taxes shall expire upon the tolling of the applicable statute of limitations. The liability of Seller in respect of the indemnities and agreements contained in Section 7.9 shall expire upon the tolling of the applicable statute of limitations.

7.8 Further Assurances. At any time or from time to time, on and after the Closing, and in addition to the express obligations of Sellers as set forth in this Agreement, Sellers shall execute and deliver, or cause to be executed and delivered, to Purchaser, all additional assignments, consents, endorsements, documents, transfer orders and instruments and take or cause to be taken all actions that may be necessary to vest or to confirm title to the Interests in Purchaser and Sellers shall assist Purchaser in exercising any rights with respect to the Interests, and otherwise to carry out the intents and purposes of this Agreement.

7.9 Mutual Indemnification. From and after Closing, each of the Sellers shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser caused in whole or part by, or arising from, events occurring prior to the Closing. From and after Closing, the Purchaser shall indemnify, defend and hold harmless Sellers against and from all Damages incurred or suffered by Sellers caused in whole or part by, or arising from, events occurring after the Closing. "Damages", for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, indebtedness, expense, claim, award or judgment incurred or suffered by a Party arising out of or resulting from the indemnified matter, whether attributable to enforcement actions or orders by any Governmental Authority, personal injury or death, property damage, violation of any environmental law, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, the costs of investigation and/or monitoring of such matters, penalties, fines and costs arising from violation of any law, and the costs of enforcement of the indemnity; provided, however, that "Damages" shall not include any loss of profits, other indirect or consequential damages, special damages or punitive damages except those payable to third Persons.

8. Miscellaneous.

8.1 Certain Defined Terms. As used in this Agreement, the term “Person” shall mean an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof,

8.2 Survival of Covenants; Assignability of Rights. All covenants, agreements, representations and warranties of the Sellers made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to the Purchaser in connection with the Closing shall be deemed material and to have been relied upon by the Purchaser, and, except as provided otherwise in this Agreement, shall survive the delivery of the Interests, and shall bind the Sellers’ successors and assigns, whether so expressed or not.

8.3 Incorporation by Reference. All Exhibits appended to this Agreement are herein incorporated by reference and made a part hereof.

8.4 Parties in Interest. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto and to permitted transferees of the Interests whether so expressed or not.

8.5 Amendments and Waivers. Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of the Sellers and the Purchaser.

8.6 Applicable Law and Arbitration. This Agreement, including any arbitration proceedings, decision, or award conducted or rendered hereunder and the validity, effect, and interpretation of the arbitration agreement set forth herein, shall be governed by and interpreted in accordance with the laws of Texas without regard to conflicts of law provisions. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity, or termination (each a “Dispute”), which cannot be amicably resolved by the parties, shall be exclusively and finally settled before three (3) arbitrators, one to be appointed by each party, and the two so appointed, shall appoint the third arbitrator, in accordance with the Arbitration Rules of the American Arbitration Association then in effect, in Houston, Texas, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The resulting arbitral award shall be final and binding, and shall be the sole and exclusive remedy between the parties regarding any Dispute, and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. By agreeing to arbitrate any Dispute, each party herby waives any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law, in connection with any question of law arising during the arbitration or with respect to any award made, except the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order, in any case, in aid of enforcement of the arbitration agreement set forth herein, arbitration proceedings, or the enforcement of any award. A Dispute shall be deemed to have arisen when either party notifies the other party in writing to that effect. Neither Party shall be liable in an action initiated by one against the other for special, indirect, or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of value, loss of production, loss of financial advantage, loss of profit, or business interruptions, however same may be caused.

8.7 Notices. All notices, requests, consents and demands shall be in writing and shall be personally delivered (effective upon receipt), mailed, postage prepaid (effective three business days after dispatch), telecopied or telegraphed (effective upon receipt of the telecopy in complete, readable form), or sent via a reputable overnight courier service (effective the following business day), to the Sellers at:

Doug Pedrie

30 E. Pikes Peak Ave., Suite 295
Colorado Springs, CO 80903

or to the Purchaser at:

S. Scott Gaille, President
952 Echo Lane, Suite 115
Houston, Texas 77024

or such other address as is set forth on the exhibits hereto, as the case may be, or as may be furnished in writing to the other parties hereto.

8.8 Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

8.9 Entire Agreement. This Agreement and the Exhibits and Disclosure Schedule hereto together with any other agreement referred to herein (the “Additional Agreements”) constitute the entire agreement among the Sellers and the Purchaser with respect to the subject matter hereof. This Agreement and such Additional Agreements supersede all prior understandings and agreements between the parties, whether written or oral, with respect to the Interests purchased hereunder and the subject matter hereof.

8.10 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8.11 Counterparts. This Agreement may be executed in counterparts (including facsimile counterparts), all of which together shall constitute one and the same agreement.

8.12 Assignments. This Agreement may not be assigned, sold, or transferred without the prior written consent of the Purchasers; provided however, the Purchaser may assign this Agreement to an affiliate.

8.13 Expenses. All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

8.14. Interpretation.

(a) A reference in this Agreement to an Article or Section shall be considered to refer to the specified Article or Section of this Agreement. The headings used in this Agreement or in any Exhibit or schedule hereto are for convenience only and are not intended to be interpretative, definitive or supplemental to the respective Articles, Sections, paragraphs or provisions of this Agreement.

(b) As used in this Agreement, the terms “hereunder,” “herein”, “hereof” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, unless expressly provided to the contrary. As used in this Agreement, the terms “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

(c) Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

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IN WITNESS WHEREOF, the Sellers and the Purchaser have executed this Asset Purchase and Sale Agreement as of the day and year first above written.

SELLERS:

Energex Oil, Inc.

By: /s/ Douglas R. Pedrie

Davis Pedrie Associates LLC

By:/s/ Denise Davis Pedrie

Douglas R. Pedrie

By:/s/ Douglas R. Pedrie

PURCHASER:

BRENHAM DYESS FIELD, LLC

By:/s/ S. Scott Gaile, President